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                                                                    EXHIBIT 11.1

                             MEDICAL ALLIANCE, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                YEAR ENDED DECEMBER 31,             PERIOD ENDED JUNE 30,
                                                         --------------------------------------    ------------------------
                                                            1993          1994          1995          1995          1996
                                                         ----------    ----------    ----------    ----------    ----------
Net income (loss)......................................  $ (150,481)   $  192,179    $  578,149    $  285,356    $  369,145
Series A Preferred dividends...........................      75,000        75,000        87,000        87,000        87,000
Less charge for cancellation of put feature............                                 180,000       180,000
                                                         ----------    ----------    ----------    ----------    ----------
Net income (loss) applicable to common stock...........  $ (225,481)   $  117,179    $  311,149    $   18,356    $  282,145
                                                         ==========    ==========    ==========    ==========    ==========
Weighted average common shares outstanding before SAB
  Topic 4-D shares.....................................   1,789,009     1,843,644     2,117,443     1,953,278     2,332,613
SAB Topic 4-D computation:(1)
  Incremental common shares outstanding applicable to
    options issued within one year of the
    Offering(2)........................................     174,380       174,380       174,380       174,380       174,380
  Incremental common shares outstanding applicable to
    the Series B Preferred Stock issued within one year
    of the Offering(3).................................     565,863       565,863       565,863       565,863       565,863
                                                         ----------    ----------    ----------    ----------    ----------
Common Stock outstanding including all SAB Topic 4-D
  Shares...............................................   2,529,252     2,583,887     2,857,686     2,693,521     3,072,856
                                                         ----------    ----------    ----------    ----------    ----------
Computation of primary shares outstanding:
  Incremental common shares outstanding applicable to
    "in the money" options and warrants based on the
    estimated average fair market value of the stock
    during the year(2).................................      58,111        26,891       152,822        34,154       480,445
  Options and warrants excluded based on anti-dilutive
    effect.............................................     (58,111)
                                                         ----------    ----------    ----------    ----------    ----------
Primary shares outstanding.............................   2,529,252     2,610,778     3,010,508     2,727,675     3,553,301
                                                         ----------    ----------    ----------    ----------    ----------
Computation of fully diluted shares outstanding:
  Incremental common shares outstanding applicable to
    Series A Preferred Stock(3)........................     585,375       679,035       679,035       679,035       679,035
  Preferred stock excluded based on anti-dilutive
    effect.............................................    (585,375)
                                                         ----------    ----------    ----------    ----------    ----------
Fully diluted shares outstanding.......................   2,529,252     3,289,813     3,689,543     3,406,710     4,232,336
                                                         ----------    ----------    ----------    ----------    ----------
Computation of earning per common share:
  Primary earnings per common share(4).................  $    (0.09)   $     0.04    $     0.10    $     0.01    $     0.08
                                                         ==========    ==========    ==========    ==========    ==========
  Fully diluted earnings per common share(5)...........  $    (0.09)   $     0.04    $     0.10    $     0.01    $     0.08
                                                         ==========    ==========    ==========    ==========    ==========
Pro Forma Data(6)
Historical net income applicable to common stock.......                              $  311,149                  $  282,145
Add: Interest adjustment assuming repayment of debt as
  of January 1, 1995...................................                                 182,214                     129,558
                                                                                     ----------                  ----------
Pro forma net income applicable to common stock........                                 493,363                     411,703
                                                                                     ==========                  ==========
Incremental common shares required to repay
  indebtedness.........................................                                 280,000                     280,000
Pro forma primary shares outstanding...................                               3,293,046                   3,833,301
                                                                                     ==========                  ==========
Pro forma fully diluted shares outstanding.............                               3,972,081                   4,512,336
                                                                                     ==========                  ==========
  Pro forma primary earnings per common share..........                              $     0.15                  $     0.11
                                                                                     ==========                  ==========
  Pro forma fully diluted earnings per common share....                              $     0.15                  $     0.11
                                                                                     ==========                  ==========

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(1) SAB Topic 4-D requires Registrants to report common stock, convertible preferred stock, options, warrants and other common stock equivalents issued within one year of an offering as issued and outstanding for all periods reported.

(2) Determined using the Treasury Stock Method.

(3) Determined using the "If Converted" Method.

(4) Computed as net income (loss) applicable to common shares divided by primary shares outstanding.

(5) Computed as the more dilutive of either primary earning per share or net income (loss) divided by fully diluted shares outstanding.

(6) Adjusted to give effect to the pro forma sale of 280,000 shares (e.g., approximately $3.4 million divided by the assumed IPO price of $12 per share) of common stock to repay indebtedness of approximately $3.4 million.